UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2013

BRT REALTY TRUST
(Exact name of Registrant as specified in charter)

Massachusetts	001-07172	13-2755856
(State or other	(Commission file No.)	(IRS Employer I.D. No.)
jurisdiction of incorporation)

60 Cutter Mill Road, Suite 303, Great Neck, New York	11021
(Address of principal executive offices)	(Zip code)

        Registrant's telephone number, including area code     516-466-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01	Other Events.

On or about October 15, 2013, subsidiaries of our joint venture (the “Joint Venture”) with White Oak Houston, LP., purchased three multi-family properties located in the Houston, Texas metropolitan area with an aggregate of 564 units.  The Joint Venture paid approximately $25.3 million for these properties (including the $22.6 million purchase price, approximately $1.2 million reserve for renovations and $1.5 million for, among other things, third party acquisition costs, insurance and real estate tax escrows), of which approximately $17.0 million was financed.  We own 80% of the Joint Venture and contributed approximately $6.7 million of equity to the Joint Venture in connection with these purchases.

Three loans in aggregate principal amount of $17.0 million were used to finance these purchases-each loan  has an  interest rate of 4.9% per annum, is interest only until June 2015, amortizes on a 30 year amortization schedule thereafter, matures in November 2018, is secured by the acquired property, provides for customary events of default and is non-recourse to us and our subsidiary which owns our interest in the Joint Venture.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired

The financial statements, if any, required by this item will be filed by December 30, 2013.

(b)	Pro Forma Financial Information

The pro forma financial information, if any, required by this item will be filed by December 30, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRT REALTY TRUST

Date: October 18, 2013	By:	/s/ David W. Kalish
David W. Kalish
Senior Vice President - Finance